Exhibit 10.17

SLM Corporation

Summary of Non-Employee Director Compensation

     For SLM Corporation Board service in 2005 for non-employee directors, the standard compensation arrangement is a $70,000 cash payment, to be paid upon election to the Board in May 2005, and a grant of 9,530 options covering the Corporation’s common stock, granted on January 27, 2005. Compensation for the Chairman of the Board, the Lead Independent Director and the Chair of the Audit Committee is greater, in recognition of the additional responsibilities of these positions. The standard compensation arrangement for the Chairman of the Board is $105,000 and a grant of 14,300 options covering the Corporation’s common stock and for the Lead Independent Director and Chair of the Audit Committee, the arrangement is $87,500 and a grant of 11,920 stock options.

     Alternatively, directors may elect all-equity compensation, in the form of stock options. This alternative compensation arrangement is a grant of 15,250 options for directors, except 22,880 options may be granted to the Chairman of the Board under this alternative, and 19,070 options may be granted to the Lead Independent Director and the Chair of the Audit Committee, in recognition of the additional responsibilities for these positions.

     Options granted in 2005 vest upon the later of: 1) the Corporation’s common stock reaching a closing price of a 120 percent increase over the grant price for five trading days; or 2) separation from service from the Board, whichever occurs first. To the extent not already vested, the options also vest on the fifth anniversary of their grant date. The options are cancelled if the optionee is not elected to the Board at the annual shareholders’ meeting set for May 19, 2005.

     Directors are eligible to participate in the Corporation’s matching gift program. Under the matching gift program the Corporation contributes three dollars for each dollar contributed by a director to post-secondary educational institutions, up to a total contribution by the Corporation of $100,000 per year. The Corporation contributes two dollars for each dollar contributed to a primary or secondary educational institution, or a civic, community, health or human service organization, up to a total contribution by the Corporation of $25,000 per year. The Corporation contributes one dollar for each dollar contributed to an arts or cultural organization, the United Way, or a federated campaign, up to a total contribution by the Corporation of $10,000 per year. Notwithstanding the above limits for each category, aggregate matching contributions by the Corporation are limited to $100,000 per director in any single plan year.

     The Corporation’s non-employee directors are provided with $50,000 of life insurance, are reimbursed for their and their spouses’ expenses incurred in connection with attending Board meetings, are covered by a travel insurance plan while traveling on corporate business and may receive a $1,500 per diem payment for additional work.